Exhibit 99.1

Contact	David McCrary
TransUnion
E-mail	investor.relations@transunion.com
Telephone	312 985 2860

TransUnion Reports Third Quarter 2011 Results

CHICAGO, November 7, 2011

TransUnion Corp. (“TransUnion” or the “Company”) today announced financial results for the quarter ended September 30, 2011. The Company reported revenue of $267.6 million for the third quarter, an increase of 8.4 percent compared to the third quarter of 2010. Of this increase, 0.8 percent was due to the impact of strengthening foreign currencies. Operating income for the third quarter was $72.8 million, an increase of 10.0 percent compared to the third quarter of 2010. Net income from continuing operations attributable to TransUnion Corp. for the third quarter of 2011 was $27.1 million compared to $15.1 million in the third quarter of 2010.

Adjusted EBITDA for the quarter was $95.7 million, an increase of 10.5 percent compared to the third quarter of 2010, with a corresponding margin of 35.8 percent for the third quarter of 2011 compared to 35.1 percent for the third quarter of 2010.(1)

“Overall financial performance in the third quarter was solid, with top-line performance driving bottom-line growth across all of our business segments,” said Bobby Mehta, President and Chief Executive Officer. “TransUnion has continued to demonstrate growth in our core USIS financial services and key strategic growth markets; in our International segment; and in our Interactive segment. We are also pleased to announce that on October 13, 2011, we acquired Financial Healthcare Systems, LLC (“FHS”), a strategic acquisition that will further strengthen our current healthcare offerings.”

Third Quarter 2011 Results

•	Total revenue increased 8.4 percent compared to the third quarter of 2010. Key highlights include:

—	Revenue in USIS Decision Services increased 8.5 percent compared to the third quarter of 2010;

—	Revenue in International emerging markets increased 23.4 percent compared to the third quarter of 2010; and

—	Revenue in the Interactive segment increased 19.9 percent compared to the third quarter of 2010.

•

Adjusted EBITDA increased 10.5 percent compared to the third quarter of 2010, with a corresponding margin of 35.8 percent for the third quarter of 2011 compared to 35.1 percent for the third quarter of 2010.(1)

Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $171.4 million, an increase of 3.7 percent compared to the third quarter of 2010.

•	Online Data Services revenue was $119.1 million, an increase of 2.8 percent compared to the third quarter of 2010;

•	Credit Marketing Services revenue was $31.8 million, an increase of 3.9 percent compared to the third quarter of 2010; and

•	Decision Services revenue was $20.5 million, an increase of 8.5 percent compared to the third quarter of 2010.

Operating income for USIS was $52.4 million for the third quarter of 2011 compared to $51.6 million for the third quarter of 2010.

International

Total International revenue was $58.9 million, an increase of 16.9 percent compared to the third quarter of 2010. Of this increase, 3.9 percent was due to the impact of strengthening foreign currencies.

•

Developed markets revenue was $23.6 million, an increase of 8.3 percent compared to the third quarter of 2010. Of this increase, 4.5 percent was due to the impact of strengthening foreign currencies; and

•

Emerging markets revenue was $35.3 million, an increase of 23.4 percent compared to the third quarter of 2010. Of this increase, 3.2 percent was due to the impact of strengthening foreign currencies and 3.6 percent was due to revenue from our acquisition in Chile.

Operating income for International was $19.1 million for the third quarter of 2011 compared to $16.9 million for the third quarter of 2010.

Interactive

Total Interactive revenue was $37.3 million, an increase of 19.9 percent compared to the third quarter of 2010.

Operating income for Interactive was $16.0 million for the third quarter of 2011 compared to $11.0 million for the third quarter of 2010.

2011 Year-to-Date Results

Total revenue for the nine months ended September 30, 2011, was $771.0 million, an increase of 8.4 percent compared to the same period in 2010. Of this increase, 1.2 percent was due to the impact of strengthening foreign currencies. Operating income was $188.4 million, an increase of 23.1 percent compared to the same period in 2010(2). Net income from continuing operations attributable to TransUnion Corp. for the nine months ended September 30, 2011, was $25.0 million compared to net income of $13.1 million for the same period in 2010.

Adjusted EBITDA for the nine months ended September 30, 2011, was $266.2 million, an increase of 9.0 percent compared to the same period in 2010, with a corresponding margin of 34.5 percent for 2011 compared to 34.4 percent for the same period in 2010.(1)

Selected Liquidity Data

Total cash and cash equivalents at September 30, 2011, was $181.0 million, up $49.8 million from $131.2 million at December 31, 2010. Year-to-date cash provided by operating activities of continuing operations was $137.6 million. Other key cash activity included: $56.4 million used for cash capital expenditures, including $18.8 million paid in the first quarter of 2011 for assets purchased and accrued for in the fourth quarter of 2010; $16.1 million in costs related to refinancing our senior secured credit facility net of new proceeds; $9.4 million of scheduled debt repayments; $4.2 million to purchase the remaining 20 percent interest in one of our South African subsidiaries; and $1.7 million of net other outflows.

Earnings Conference Call

In conjunction with this release, TransUnion will host a conference call today, November 7, 2011, at 8:00 a.m. (CST) via a live teleconference to discuss the business trends supporting third quarter 2011 and year-to-date financial results. To access the teleconference, go to TransUnion’s homepage at http://www.transunion.com. The discussion will be available via replay at the same site shortly after the teleconference. This earnings release is also available on that website. The teleconference dial-in information is:

Domestic dial-in: 866-202-4367

International dial-in: 617-213-8845

Teleconference code: 31668531

[1]

See page 10 for a further discussion of the change in control related expenses in 2010, the loss on early extinguishment of debt resulting from the refinancing of our senior secured credit facility in 2011 and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) attributable to TransUnion Corp.

[2]	See page 9 for a discussion of the impact certain items had on consolidated and segment year-to-date operating results.

About TransUnion (www.transunion.com)

TransUnion is a leading global provider of information and risk management solutions to businesses across multiple industries and to individual consumers. The Company’s technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, and by integrating advanced analytics and enhanced decision-making capabilities. TransUnion’s interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion provides services in 23 countries on five continents.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions.

We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to make acquisitions and integrate the operations of other businesses; our ability to timely develop new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to manage expansion of our business into international markets; economic and political stability in international markets where we operate; our ability to effectively manage our costs; our ability to provide competitive services and prices; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; our ability to protect our intellectual property; our ability to retain or renew existing agreements with long-term customers; our ability to access the capital markets; further consolidation in our end customer markets; reliance on key management personnel; and other factors described and referred to under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Registration Statement on Form S-4 and our Quarterly Reports on Form 10-Q. Many of these factors are beyond our control. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions, except per share data)

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$181.0	$131.2
Trade accounts receivable, net of allowance of $1.7 and $1.7	153.0	132.6
Other current assets	74.3	50.0
Current assets of discontinued operations	0.1	0.6

Total current assets	408.4	314.4

Property, plant and equipment, net of accumulated depreciation and amortization of $476.7 and $429.0	171.2	186.1
Other marketable securities	10.0	19.3
Goodwill	214.8	223.7
Other intangibles, net	107.9	117.9
Other assets	59.1	92.8

Total assets	$971.4	$954.2

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$62.5	$65.8
Current portion of long-term debt	21.6	15.1
Other current liabilities	105.0	103.4
Current liabilities of discontinued operations	0.1	2.0

Total current liabilities	189.2	186.3

Long-term debt	1,581.6	1,590.9
Other liabilities	48.4	39.0

Total liabilities	1,819.2	1,816.2

Stockholders’ equity:
Preferred stock, $0.01 par value; 20.0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 180.0 shares authorized, 29.8 and 29.8 shares issued at September 30, 2011, and December 31, 2010, respectively; 29.8 and 29.8 shares outstanding as of September 30, 2011, and December 31, 2010, respectively	0.3	0.3
Additional paid-in capital	892.7	893.5
Treasury stock at cost; less than 0.1 shares at September 30, 2011, and 0 shares at December 31, 2010	(0.1)	—
Retained earnings	(1,753.1)	(1,780.6)
Accumulated other comprehensive income (loss)	(4.0)	9.3

Total TransUnion Corp. stockholders’ equity	(864.2)	(877.5)
Noncontrolling interests	16.4	15.5

Total stockholders’ equity	(847.8)	(862.0)

Total liabilities and stockholders’ equity	$971.4	$954.2

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Income

(in millions, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$267.6	$246.8	$771.0	$711.1

Operating expenses
Cost of services (exclusive of depreciation and amortization below)	106.4	100.5	318.4	299.6
Selling, general and administrative	67.0	59.6	199.5	197.7
Depreciation and amortization	21.4	20.5	64.7	60.8

Total operating expenses	194.8	180.6	582.6	558.1

Operating income	72.8	66.2	188.4	153.0

Non-operating income and expense
Interest expense	(30.6)	(37.0)	(94.9)	(53.1)
Interest income	0.2	0.1	0.5	0.7
Other income and (expense), net	(1.5)	(0.1)	(57.7)	(45.9)

Total non-operating income and expense	(31.9)	(37.0)	(152.1)	(98.3)

Income from continuing operations before income taxes	40.9	29.2	36.3	54.7

Provision for income taxes	(11.6)	(11.8)	(5.0)	(35.4)

Income from continuing operations	29.3	17.4	31.3	19.3

Discontinued operations, net of tax	—	—	(0.5)	8.6

Net income	29.3	17.4	30.8	27.9
Less: net income attributable to noncontrolling interests	(2.2)	(2.3)	(6.3)	(6.2)

Net income attributable to TransUnion Corp.	$27.1	$15.1	$24.5	$21.7

Basic earnings (loss) per common share:
Income from continuing operations attributable to TransUnion Corp. common stockholders	$0.91	$0.51	$0.84	$0.22
Discontinued operations, net of tax	—	—	(0.02)	0.15
Net income attributable to TransUnion Corp. common stockholders	0.91	0.51	0.82	0.37

Diluted earnings (loss) per common share:
Income from continuing operations attributable to TransUnion Corp. common stockholders	$0.90	$0.51	$0.84	$0.22
Discontinued operations, net of tax	—	—	(0.02)	0.15
Net income attributable to TransUnion Corp. common stockholders	0.90	0.51	0.82	0.37

Weighted average number of common shares:
Basic	29.8	29.8	29.8	58.3
Diluted	30.2	29.8	29.9	58.6

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$30.8	$27.9
Less: income (loss) from discontinued operations, net of tax	(0.5)	8.6

Income from continuing operations	31.3	19.3
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	64.7	60.8
Loss on early extinguishment of debt	59.3	11.0
Stock-based incentive compensation	3.5	27.5
Deferred financing fees	3.3	14.6
Provision for losses on trade accounts receivable	1.8	1.2
Change in control transaction fees	—	27.7
Deferred taxes	(7.3)	1.3
Other	1.1	(0.9)
Changes in assets and liabilities:
Trade accounts receivable	(26.6)	(30.4)
Other current and long-term assets	(14.6)	3.9
Trade accounts payable	14.9	3.5
Other current and long-term liabilities	6.2	15.3

Cash provided by operating activities of continuing operations	137.6	154.8
Cash used in operating activities of discontinued operations	(1.3)	(4.2)

Cash provided by operating activities	136.3	150.6

Cash flows from investing activities:
Capital expenditures for property and equipment	(56.4)	(31.6)
Investments in trading securities	(1.1)	(1.1)
Proceeds from sale of trading securities	9.9	1.3
Proceeds from sale and redemption of investments in available-for-sale securities	—	114.4
Investments in held-to-maturity securities	(6.3)	—
Proceeds from held-to-maturity securities	6.3	4.9
Proceeds from sale of assets of discontinued operations	—	10.6
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(4.2)	(14.0)
Other	(2.9)	1.3

Cash (used in) provided by investing activities	(54.7)	85.8

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Continued

(in millions)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from financing activities:
Proceeds from senior secured credit facility	950.0	950.0
Extinguishment of senior secured credit facility	(945.2)	—
Prepayment fee on early extinguishment of senior secured credit facility	(9.5)	—
Proceeds from issuance of senior notes	—	645.0
Proceeds from RFC loan	—	16.7
Proceeds from revolving line of credit	—	15.0
Repayments of debt	(9.4)	(607.1)
Treasury stock purchases	(0.1)	(5.4)
Distribution of merger consideration	(0.2)	(1,175.2)
Debt financing fees	(11.3)	(85.4)
Change in control transaction fees	—	(27.7)
Other	(2.2)	(5.3)

Cash used in financing activities	(27.9)	(279.4)
Effect of exchange rate changes on cash and cash equivalents	(3.9)	0.9

Net change in cash and cash equivalents	49.8	(42.1)
Cash and cash equivalents, beginning of period, including cash of discontinued operations of $0 in 2011 and $11.6 in 2010	131.2	149.1

Cash and cash equivalents, end of period	$181.0	$107.0

TRANSUNION CORP. AND SUBSIDIARIES

Segment Information

Unaudited

	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in millions)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Revenue:
U.S. Information Services:
Online Data Services	$119.1	$115.8	$3.3	2.8%	$341.3	$333.5	$7.8	2.3%
Credit Marketing Services	31.8	30.6	1.2	3.9%	95.4	85.1	10.3	12.1%
Decision Services	20.5	18.9	1.6	8.5%	60.0	58.2	1.8	3.1%

Total U.S. Information Services	171.4	165.3	6.1	3.7%	496.7	476.8	19.9	4.2%

International:
Developed markets	23.6	21.8	1.8	8.3%	67.1	64.1	3.0	4.7%
Emerging markets	35.3	28.6	6.7	23.4%	96.6	78.4	18.2	23.2%

Total International	58.9	50.4	8.5	16.9%	163.7	142.5	21.2	14.9%

Interactive	37.3	31.1	6.2	19.9%	110.6	91.8	18.8	20.5%

Total revenue	$267.6	$246.8	$20.8	8.4%	$771.0	$711.1	$59.9	8.4%

Operating Income
U.S. Information Services(1)(2)	$52.4	$51.6	$0.8	1.6%	$138.9	$128.4	$10.5	8.2%
International(1)(2)	19.1	16.9	2.2	13.0%	49.9	45.6	4.3	9.4%
Interactive(1)	16.0	11.0	5.0	45.5%	39.7	25.0	14.7	58.8%
Corporate(1)(2)	(14.7)	(13.3)	(1.4)	(10.5)%	(40.1)	(46.0)	5.9	12.8%

Total operating income(1)(2)	$72.8	$66.2	$6.6	10.0%	$188.4	$153.0	$35.4	23.1%

	2011	2010	% Change(3)		2011	2010	% Change(3)
Operating Margin
U.S. Information Services	30.6%	31.2%	(0.6)%		28.0%	26.9%	1.0%
International	32.4%	33.5%	(1.1)%		30.5%	32.0%	(1.5)%
Interactive	42.9%	35.4%	7.5%		35.9%	27.2%	8.7%
Total operating margin	27.2%	26.8%	0.4%		24.4%	21.5%	2.9%

(1)

For the nine months ended September 30, 2011, operating income included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. Both of these expenses were recorded in our USIS segment. For the nine months ended September 30, 2010, operating income included $21.4 million of accelerated stock-based compensation and related expenses resulting from the Change in Control Transaction that were recorded in each segment and Corporate as follows: USIS $12.2 million; International $2.6 million; Interactive $1.2 million; and Corporate $5.4 million.

(2)

For the nine months ended September 30, 2010, a $2.2 million legal settlement with a global vendor impacted segment and corporate operating income as follows: USIS a $1.9 million increase; International a $2.2 million increase; and Corporate a $1.9 million decrease.

(3)	When comparing changes for margins, variance changes are based on a “basis point” change.

TRANSUNION CORP. AND SUBSIDIARIES

Key Financial Performance Measures and Reconciliation of Non GAAP Measures

Unaudited

	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in millions)	2011	2010	$ Change	% Change	2011	2010	$ Change	% Change
Revenue	$267.6	$246.8	$20.8	8.4%	$771.0	$711.1	$59.9	8.4%

Reconciliation of net income (loss) attributable to TransUnion Corp. to Adjusted EBITDA:
Net income attributable to TransUnion Corp.	$27.1	$15.1	$12.0	79.5%	$24.5	$21.7	$2.8	12.9%
Discontinued operations	—	—	—	—	0.5	(8.6)	9.1	105.8%

Net income (loss) from continuing operations attributable to TransUnion Corp.	$27.1	$15.1	$12.0	79.5%	$25.0	$13.1	$11.9	90.8%
Net interest expense	30.4	36.9	(6.5)	(17.6)%	94.4	52.4	42.0	80.2%
Income tax (benefit) provision	11.6	11.8	(0.2)	(1.7)%	5.0	35.4	(30.4)	(85.9)%
Depreciation and amortization	21.4	20.5	0.9	4.4%	64.7	60.8	3.9	6.4%
Stock-based compensation	1.0	1.1	(0.1)	(9.1)%	3.5	9.6	(6.1)	(63.5)%
Other (income) and expense(1)	4.2	1.2	3.0	250.0%	67.3	51.6	15.7	30.4%
Adjustments(2)	—	—	—	—	6.3	21.4	(15.1)	(70.6)%

Adjusted EBITDA(3)	$95.7	$86.6	$9.1	10.5%	$266.2	$244.3	$21.9	9.0%

Other metrics:
Cash provided by operating activities of continuing operations	$80.0	$70.2	$9.8	14.0%	$137.6	$154.8	$(17.2)	(11.1)%
Capital expenditures(4)	$17.5	$12.6	$4.9	38.9%	$56.4	$31.6	$24.8	78.5%

(1)

Other income and expense includes all amounts included on our consolidated statement of income in other income and expense, net, except for earnings from equity method investments and dividends received from cost method investments. For the nine months ended September 30, 2011, other income and expense included a $59.3 million loss on the early extinguishment of debt consisting of a write-off of $49.8 million of previously unamortized deferred financing fees and a prepayment premium of $9.5 million as a result of refinancing our senior secured credit facility in February 2011. For the nine months ended September 30, 2010, other income and expense included $28.4 million of acquisition fees and $20.8 million of loan fees primarily related to the Change in Control Transaction.

(2)

For the nine months ended September 30, 2011, adjustments included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. Both of these expenses were recorded in our USIS segment. For the nine months ended September 30, 2010, adjustments included $21.4 million of accelerated stock-based compensation and related expenses resulting from the Change in Control Transaction. These expenses were recorded in each segment and in Corporate. See page 9, footnote 1, for the impact on segment operating income for these adjustments.

(3)

Adjusted EBITDA is a non-GAAP measure. We present Adjusted EBITDA as a supplemental measure of our operating performance because it eliminates the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition, Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for certain members of our management is based in part on Adjusted EBITDA. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP and should not be considered an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to operating income or net income as an indicator of operating performance. We believe that the most directly comparable GAAP measure to Adjusted EBITDA is net income (loss) attributable to TransUnion Corp. The reconciliation of Adjusted EBITDA to net income (loss) attributable to TransUnion Corp. is included in the table above.

(4)	Capital expenditures for the nine months ended September 30, 2011, include $18.8 million paid in the first quarter of 2011 for assets purchased and accrued for in the fourth quarter of 2010.